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                                                                    Exhibit 23.1





The Board of Directors
Sun Coast Industries, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-59652, 33-80238, 33-87538 and 33-87544) on Form S-8 of Sun Coast Industries,
Inc. and subsidiaries of our report dated August 22, 1995, except as to Note 5, which is as of September 20, 1995, relating to the consolidated balance sheets of Sun Coast Industries, Inc. and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended June 30, 1995, and the related schedule, which report appears in the June 30, 1995, annual report on Form 10-K of Sun Coast Industries, Inc.

Our report refers to a change in the method of accounting for certain inventories.

                                                    KPMG PEAT MARWICK LLP

Dallas, Texas
September 25, 1995